November 8, 2012

Third Quarter 2012 Earnings Conference Call - Prepared Remarks

About the Prepared Remarks
The following commentary is provided by management and should be read in conjunction with Ameresco's third quarter earnings press release. These remarks represent management's current views on the Company's financial and operational performance and are provided to give investors and analysts further insight into our performance in advance of the earnings call. With respect to any non-GAAP financial measures contained in these prepared remarks, a reconciliation between GAAP and non-GAAP results is provided at the end of these remarks.

Earnings Conference Call and Webcast
Ameresco will hold its earnings conference call Thursday, November 8, at 8:30 a.m. ET to discuss third quarter 2012 results, business outlook and strategy to be followed by questions and answers. Participants may access it by dialing domestically 888.680.0860 or internationally 617.213.4852. The passcode is 60524689. Participants are advised to dial into the call at least ten minutes prior to the call to register. A live, listen-only webcast of the conference call will also be available over the Internet. Individuals wishing to listen can access the call through the "Investor Relations" section of the Company's website at www.ameresco.com. If you are unable to listen to the live call, the webcast will be archived on the Company's website shortly after the call and be available for one year.

Safe Harbor Statement
Any statements in these remarks or on the ensuing conference call about future expectations, plans and prospects for Ameresco, Inc., including statements about pipeline and backlog, as well as estimated future revenues and net income, and other statements containing the words “projects,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the timing of, and ability to, enter into contracts for awarded projects on the terms proposed; the timing of work Ameresco does on projects where it recognizes revenue on a percentage of completion basis, including the ability to perform under recently signed contracts without unusual delay; demand for Ameresco's energy efficiency and renewable energy solutions; the Company's ability to arrange financing for its projects; changes in federal, state and local government policies and programs related to energy efficiency and renewable energy; the ability of customers to cancel or defer contracts included in our backlog; the effects of our recent acquisitions; seasonality in construction and in demand for its products and services; a customer's decision to delay the Company's work on, or other risks involved with, a particular project; availability and costs of labor and equipment; the addition of new customers or the loss of existing customers; and other factors discussed in Ameresco's Annual Report on Form 10-K for the year ended December 31, 2011 and in its Quarterly Reports on Form 10-Q, filed with the U.S. Securities and Exchange Commission on

March 15, 2012. In addition, the forward-looking statements included in these prepared remarks represent Ameresco's views as of the date of these prepared remarks. Ameresco anticipates that subsequent events and developments will cause its views to change. However, while Ameresco may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Ameresco's views as of any date subsequent to the date of these prepared remarks.

Use of Non-GAAP Financial Measures
These prepared remarks and the accompanying tables include references to adjusted EBITDA, which is a non-GAAP financial measure. For a description of this non-GAAP financial measure, including the reasons management uses this measure; please see the section at the end of these prepared remarks titled "Explanation of Non-GAAP Financial Measures". For a reconciliation of adjusted EBITDA to operating income, the most directly comparable financial measure prepared in accordance with GAAP, please see the section at the end of these prepared remarks titled “GAAP to Non-GAAP Reconciliation”.

Opening Remarks
We had expected third quarter 2012 financial results to be less than the previous year. However, we did not anticipate that market conditions would deteriorate further. We believe that uncertainty regarding the political environments in which our customers operate, the pending fiscal cliff and perceptions towards debt has caused our customers to behave more cautiously. There is also added pressure from their respective committees or boards that are responsible for approving energy efficiency projects. The result is that our customers have been proceeding with greater care and diligence, which has further extended conversion times from awarded projects to signed contracts during the quarter.

However, we continued to execute well on projects in construction and third quarter revenue from all other offerings increased 20%, helped by annuity-based revenues. Further, awarded projects increased 46% year-over-year to $1.1 billion as gross additions to backlog were $281 million for the third quarter, more than offsetting a 27% decline in fully-contracted backlog. As a result, total construction backlog of awarded projects and fully-contract backlog reached a new record level at nearly $1.5 billion.

Delays persist in converting awarded projects to signed contracts to an extent that is unprecedented in our experience. In response, we have re-evaluated and updated our project conversion timing estimates for awarded projects to signed contracts. Based upon these updated estimates, we are revising our revenue and net income guidance for fiscal year 2012, additional detail for which is provided below.

We remain confident about the long-term fundamentals of our business as well as the demand for energy efficiency. In addition, the trends in our pipeline and total construction backlog growth along with the strength within our other offerings continue to be encouraging. We believe that as our customers gain greater clarity going forward and as market uncertainties, including the elections and the fiscal cliff, are resolved, awarded projects will begin to convert at a pace more consistent with what we have experienced in the past. In the meantime, we continue to focus on achieving our long-term strategic plan, improving our competitive position, and offering innovative budget-neutral energy services for customers looking to cut operating costs while addressing their aging infrastructure needs.

Third Quarter Financial Performance
Total revenue for the third quarter of 2012 was $163.9 million, compared to $227.8 million for the same period in 2011, a decrease of 28.0% year-over-year. Operating income for the third quarter of 2012 was $10.7 million, compared to $16.4 million for the third quarter of 2011, a decrease of 34.7% year-over-year. Third quarter 2012 adjusted EBITDA, a non-GAAP financial measure, was $16.3 million, compared to $20.9 million for the same period in 2011, a decrease of 21.9% year-over-year. Net income for the third quarter of 2012 was $6.8 million, compared to $12.4 million for the same period of 2011, a decrease of 45.2% year-over-year. Third quarter 2012 net income per diluted share was $0.15, compared to $0.27 per diluted share for the same period of 2011.

For the nine months ended September 30, 2012, Ameresco reported total revenue of $474.6 million, compared to $539.7 million for the same period in 2011, a decrease of 12.1% year-over-year. Operating income for the first nine months of 2012 was $22.4 million, compared to $38.1 million for the first nine months of 2011, a decrease of 41.2% year-over-year. Adjusted EBITDA for the first nine months of 2012 was $39.4 million, compared to $49.7 million for the first nine months of 2011, a decrease of 20.7% year-over-year. Net income for the first nine months of 2012 was $13.4 million, compared to $26.5 million for the first nine months of 2011, a decrease of 49.2% year-over-year. Net income per diluted share was $0.29 for the first nine months of 2012, compared to $0.58 for the first nine months of 2011.

Third quarter revenue was down 28.0% year-over-year. While we had expected 2012 third quarter revenue to decline year-over-year, we observed even more cautious customer behavior when committing to performance contracting solutions, which more than offset revenue performance from our annuity-based revenue offerings that was more consistent with our expectations.

Year-to-date revenue was down 12.1%.

Revenue from energy efficiency decreased 42.5% year-over-year in the third quarter, and decreased 18.4% year-to-date. Declines in our Canada, U.S federal, central U.S. region and all other U.S. regions segments during the third quarter driven by a lengthening of conversion times from awarded projects to signed contracts offset an increase from organic growth and inorganic growth, related to the acquisition of xChangePoint® by Ameresco Intelligent Systems (AIS), in the all other segment.

Revenue from renewable energy increased 42.0% year-over-year in the third quarter, and increased 9.9% year-to-date. Strong contributions during the third quarter came from renewable projects being developed for customers, small scale infrastructure and operations & maintenance/other (O&M/Other).

Gross margin during the third quarter of 2012 was 21.2%, compared to 17.5% in 2011. The lower gross margin during the third quarter of 2011 reflected approximately $650,000 in one-time charges to direct expenses related to payments to an energy efficiency customer and a renewable energy customer. Year-to-date gross margin increased to 20.1%, compared to 18.5% last year.

Energy efficiency gross margin for the quarter improved from 17.4% in 2011 to 18.9% in 2012. The margin improvement was driven by higher margin projects across a number of U.S. regions,

project closeouts and contributions from our higher gross margin offerings, Applied Energy Group (AEG) and AIS.

Energy efficiency gross margin year-to-date was 19.4%, compared to 17.7% in 2011. The year-to-date improvement was driven by the reasons stated for the third quarter as well as additional project closeouts during the first quarter of 2012.

Renewable energy gross margin for the quarter increased from 18.0% in 2011 to 25.7% in 2012. The increase was driven by Savannah River O&M and contributions from small scale infrastructure and integrated-PV.

Year-to-date renewable energy gross margin was 21.8%, compared to 21.3% a year ago for the reasons stated above regarding the third quarter, which was partially offset by weaker renewable energy gross margin during the first half of 2012 as Savannah River was transitioning from implementation to O&M.

Operating expenses in the third quarter increased from $23.4 million in 2011 to $24.1 million in 2012, an increase of 2.8%. Operating expenses were in line with our expectations for the quarter and we believe reflect an infrastructure that can support further volume growth without additional investment.

Salary and benefit expenses during the third quarter increased from $11.0 million in 2011 to $12.4 million in 2012, an increase of 13.3%. Higher salary and benefit expenses reflect the strategic investments made during 2011.

Project development costs represent our efforts to increase proposal activity and finalize awarded projects. Project development costs during the third quarter decreased from $5.2 million in 2011 to $4.3 million in 2012. The decrease reflects being able to capitalize more development costs as more of our proposals have transitioned to awarded projects.

General, administrative and other expenses for the quarter increased slightly from $7.3 million in 2011 to $7.4 million in 2012, an increase of 1.0%. We believe general and administrative expenses have reached a level that is consistent with the additional expenses of being a public company.

The third quarter effective tax rate was 28.4% in 2012, compared to 17.9% in 2011. The effective tax rate was lower during the third quarter of 2011 because we recorded a tax benefit specific to that period. In addition, we recorded an unfavorable tax adjustment during the third quarter of 2012. Both of these adjustments were required to be treated as discrete items during the quarter in which they occurred. We expect that the annual 2012 tax rate will be slightly higher than the 2011 tax rate, which was approximately 24%.

The principal difference between the statutory rate and the effective tax rate were the deductions permitted under Section 179(d) of the tax code, which relate to the installation of certain energy efficiency equipment in federal, state and local government-owned buildings, as well as tax credits to which we are entitled from plants that we own.

We generated $3.1 million in operating cash flow during the third quarter of 2012, compared to $10.3 million in the same period in 2011. Third quarter operating cash flow declined primarily due to lower net income. Year-to-date operating cash flow has improved from an $11.8 million use of cash in 2011 to positive operating cash flow of $42.6 million in 2012. We generated $33.2 million in positive operating cash flow during the first quarter of 2012, which benefitted from receipt of the remaining contract payment holdback amounts, or retainage, related to the Savannah River project in the amount of $20 million.

We invested $11.6 million in renewable energy project assets during the third quarter.

Cash provided by our financing activities totalled $11.1 million during the third quarter. This was primarily due to proceeds of $13.5 million from the revolving portion of our senior secured credit facility.

On October 19th, an Ameresco holding company for 18 renewable energy project companies entered into a credit and guaranty agreement with a bank group. The subsidiaries of the holding company own 22 small scale renewable energy projects, which consist of 6 landfill gas (LFG) to energy facilities, two waste water to energy facilities and 14 solar photovoltaic (PV) facilities. There are 16 facilities that are currently operating and six that are at various stages of construction. The credit agreement provides for a $47.2 million construction-to-term loan credit facility, of which $33.5 million was drawn down at the closing. The loan will be non-recourse to Ameresco once construction has been completed.

We used a portion of the proceeds drawn down from the renewable project portfolio financing to pay down the revolving portion of our senior secured credit facility. As a result, there is now a zero balance on the revolving portion of the senior secured credit facility.

Further Third Quarter Insights and Outlook for 2012
Revenue from our other offerings, such as small scale infrastructure, integrated-PV and O&M/Other, increased 19.8% year-over-year to $43.2 million.

Revenue from small scale infrastructure increased approximately 20% in the third quarter of 2012 primarily due to a new LFG plant going into operation. We expect another LFG plant to go into operation during the fourth quarter. Renewable energy certificates (RECs) associated with renewable energy facilities that we own also contributed revenue to small scale infrastructure during the quarter.

Revenue from integrated-PV increased approximately 3% in the third quarter of 2012. While we were expecting integrated-PV to grow in excess of 20% in 2012, we are now expecting growth of approximately 10% in 2012. The market has become more challenging over the past few months due to fiscal and election uncertainty. We would expect a gradual return to the growth rates we have experienced in the past once the uncertainties have diminished.

Revenue from our O&M/Other offerings increased approximately 32% in the third quarter of 2012. The increase is primarily related to federal O&M revenue, mainly Savannah River.

Our pipeline, which includes proposals, awarded projects and newly signed contracts, increased by 8.5% year-over-year to $2.9 billion at the end of the third quarter of 2012. Our total construction backlog as of September 30, 2012 increased 19.7% year-over-year to nearly $1.5 billion, driven by a 46.1% increase in awarded projects. Gross additions to backlog were $281 million for the third quarter, which was driven by new awarded projects in all of our regions and/or segments during the quarter. The three largest contributors represented more than 60% of the increase in awarded projects: the U.S. federal segment; the northeast region; and the southwest region.

While longer-term trends remain encouraging for pipeline activity, awarded projects are converting to signed contracts at a much slower pace than we have experienced in the past. This resulted in a revenue shortfall of $15 million during the third quarter. Roughly one third of the revenue shortfall during the quarter was attributable to three of the four segments and regions identified in our second quarter prepared remarks as contributing to delayed revenue: the Canadian segment; the northeast region; and the southeast region. Approximately one quarter of the shortfall was related to the effect of a more challenging market environment for our integrated-PV offering as discussed above. The remainder was related primarily to project conversion timing adjustments in other regions and/or segments.

For the fourth quarter, we expect an additional revenue shortfall of approximately $16 million to $36 million, compared to the current consensus estimate of $201 million, due to a further extension of project conversion times. More than half of the expected shortfall is related to two of the four segments and regions identified in our second quarter prepared remarks as contributing to revenue delays: the U.S. federal segment and the southeast region. The remainder of the shortfall is related to project conversion timing adjustments in other segments and regions. We do not anticipate further revenue shortfalls during the fourth quarter from the Canadian segment or the northeast region.

The U.S. federal segment continues its gradual improvement, demonstrating some positive longer-term trends during the third quarter. Proposal volume is up 44% year-over-year. We also received five new awarded projects during the quarter, representing more than 25% of our new awarded projects for the quarter. However, there are continued challenges when converting awarded projects to signed contracts. As a result, the fourth quarter revenue shortfall described above as well as the $30 million in delayed revenue from the U.S. federal segment that was identified in our second quarter prepared remarks is now expected to be partially recognized in 2013.

Although we do not anticipate further revenue shortfalls within the northeast region, we are experiencing further delays in the southeast region. As a result, we continue to expect the portion of the $25 million to $35 million in delayed revenue discussed in our prepared remarks for the second quarter that is associated with the northeast region to be recognized in 2013. However, the revenue shortfall for the fourth quarter and the portion of revenue previously identified as delayed that is associated with the southeast region is now expected to be partially recognized in 2013.

Although Canada's government sponsored programs are no longer on hold, there is debate over how these programs should be implemented. We now believe that these programs will not begin to see movement until 2013. As a result, only a portion of the $40 million in revenue that we identified in the second quarter prepared remarks as being delayed from 2012 to 2013 is expected to be recognized in 2013. We do not anticipate any additional shortfalls in the fourth quarter revenue for the Canadian segment.

As a result of the third and fourth quarter revenue shortfalls identified above, Ameresco is revising its guidance for the fiscal year ending December 31, 2012. The Company now expects total revenue to be in the range of $640 million to $660 million; and net income in the range of $22 million to $26 million.

Looking ahead, based upon the preliminary results of our 2013 budgeting process, we currently believe that double-digit topline growth is possible assuming that we return to normal market conditions. We expect to be able to provide more clarity when we issue 2013 guidance along with our year-end results early next year.

Closing Remarks
The longer-term fundamentals for energy efficiency remain solid. Further, we believe that the strategic investments that we made during 2011 have allowed us to further cultivate our pipeline during this time of uncertainty. We also believe that as the current market uncertainty is resolved that we will be well positioned to take advantage of a once again growing energy efficiency industry. Energy efficiency continues to be the most cost effective source of energy and the need for our customers to upgrade their aging infrastructure using budget-neutral solutions continues to drive demand.

GAAP to Non-GAAP Reconciliation

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA):
Three Months Ended September 30,
	2,011	2,012
Operating income	$16,408,689	$10,709,335
Depreciation and amortization	4,022,951	4,738,264
Stock-based compensation	432,624	853,866
Adjusted EBITDA	$20,864,264	$16,301,465
Adjusted EBITDA margin	9.2%	9.9%

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA):
Nine Months Ended September 30,
	2,011	2,012
Operating income	$38,069,642	$22,392,749
Depreciation and amortization	9,555,286	14,446,767
Stock-based compensation	2,027,200	2,527,926
Adjusted EBITDA	$49,652,128	$39,367,442
Adjusted EBITDA margin	9.2%	8.3%

Explanation of Non-GAAP Financial Measures
Ameresco defines adjusted EBITDA as operating income before depreciation, amortization of intangible assets and share-based compensation expense. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or any other measure of financial performance calculated and presented in accordance with GAAP.

The Company believes adjusted EBITDA is useful to investors in evaluating its operating performance for the following reasons: adjusted EBITDA and similar non-GAAP measures are widely used by investors to measure a company's operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired; securities analysts often use adjusted EBITDA and similar non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and by comparing Ameresco's adjusted EBITDA in different historical periods, investors can evaluate its operating results without the additional variations of depreciation and amortization expense, and share-based compensation expense.
Ameresco's management uses adjusted EBITDA: as a measure of operating performance, because it does not include the impact of items that management does not consider indicative of our core operating performance; for planning purposes, including the preparation of the annual operating budget; to allocate resources to enhance the financial performance of the business; to evaluate the effectiveness of Ameresco's business strategies; and in communications with the board of directors and investors concerning Ameresco's financial performance.
The Company understands that, although measures similar to adjusted EBITDA are frequently used by investors and securities analysts in their evaluation of companies, adjusted EBITDA has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for GAAP operating income or an analysis of Ameresco's results of operations as reported under GAAP. Some of these limitations are: adjusted EBITDA does not reflect the Company's cash expenditures or future requirements for capital expenditures or other contractual commitments; adjusted EBITDA does not reflect changes in, or cash requirements for, Ameresco's working capital needs; adjusted EBITDA does not reflect stock-based compensation expense; adjusted EBITDA does not reflect cash requirements for income taxes; adjusted EBITDA does not reflect net interest income (expense); although depreciation, amortization and impairment are non-cash charges, the assets being depreciated, amortized or impaired will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for these replacements; and other companies in Ameresco's industry may calculate adjusted EBITDA differently than it does, limiting its usefulness as a comparative measure.
To properly and prudently evaluate Ameresco's business, the Company encourages investors to review its GAAP financial statements included above, and not to rely on any single financial measure to evaluate the business. Please refer to the above reconciliation of adjusted EBITDA to operating income, the most directly comparable GAAP measure.